Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-167856 and 333-273267) and Form S-8 (No. 333-197115, 333-197114 and 333-279858) of First Bancorp (the Company) of our report dated February 26, 2025, relating to the consolidated financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.
Philadelphia, Pennsylvania
February 23, 2026